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                                  EXHIBIT 10.36

                                       TO

                                 GARGOYLES, INC.

                                    FORM S-1

"[*]" = confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


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                                                                 EXHIBIT 10.36

                               LICENSE AGREEMENT

        This Agreement ("Agreement"), dated as of August 14, 1996, is made and entered into by and between Dale Earnhardt ("Earnhardt"), a NASCAR professional, and Gargoyles, Inc., a Washington corporation ("Gargoyles").

                                    RECITALS

        A. Subject to the terms and conditions of this Agreement, Gargoyles wishes to obtain the services of Earnhardt for the marketing and sales of sunglasses.

        B. Earnhardt wishes to assist Gargoyles in the marketing of its sunglasses products and of its Earnhardt sponsored sunglass products.

                                   AGREEMENT

        NOW, THEREFORE, in consideration of the premises and covenants contained herein, and other valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Gargoyles and Earnhardt agree as follows:

        1. PRODUCT DESCRIPTION. The products that are the subject of this Agreement (each a "Product") are Gargoyles' Performance Eyewear brand sunglasses.

        2. LICENSE. Subject to Earnhardt's approval rights as described in this Agreement, Earnhardt hereby grants to Gargoyles a worldwide license to adapt, distribute, perform, reproduce and use Earnhardt's autograph, likeness, name and voice on the Products and/or in advertisement, commercials, packaging,
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signs and other advertising and other promotional formats, materials or media to advertise, market, promote and sell the Products throughout the world. Earnhardt will not endorse or support, or authorize or permit any third party to use the autograph, likeness, name or voice of Earnhardt in connection with any other sunglasses anywhere in the world during the term of this Agreement.

        3. TERM. The term of this Agreement shall commence upon July 1, 1996 or the date of this Agreement, and subject to earlier termination as provided elsewhere in the Agreement, will expire on December 31, 1999.

        4. ADVERTISING MATERIALS. As between the parties, Gargoyles shall be responsible for producing the advertising and promotional materials in any form or medium (e.g. publicity photographs, advertisements, commercials, contests and film or other video footage) deemed necessary for the Products by Gargoyles. Prior to commercial production and distribution of any such materials using the autograph, likeness, name or voice of Earnhardt, Gargoyles shall submit to Earnhardt for his review and written approval the form of each item containing any autograph, likeness, name or voice of Earnhardt. Earnhardt shall not withhold his approval unreasonably and will notify Gargoyles of its approval or objections in a prompt and timely manner. Any images approved by Earnhardt for product promotions may also be used by Gargoyles in company literature, Gargoyles annual report and other investor related information. Gargoyles will not knowingly display or promote the Product with branded products that would conflict with other branded products endorsed by Earnhardt.

        5.      CONSIDERATION.

                5.1 As consideration for the grant of this license, Gargoyles shall pay to Earnhardt the following annual license fee:

                July 1, 1996 to Dec. 31, 1996 - Extend existing contract

                Jan. 1, 1997 to Dec. 31, 1997 - [*] annual license fee

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[*] Confidential Treatment Requested


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                Jan. 1, 1998 to Dec. 31, 1998 - [*] annual license fee

                Jan. 1, 1999 to Dec. 31, 1999 - [*] annual license fee

        The annual license fee effective January 1, 1997 of the term hereof shall be paid in installments; 50% January 1st of each year of this agreement, and 50% July 1st of each year of this agreement.

                5.2 ROYALTIES. Gargoyles will pay an annual royalty to Earnhardt on his signature glasses, Earnhardt Gold medalist Classic and 85, and #3 Black/Black Ice Classic and 85, based on the following scale:

                [*] % of net sales on first [*] total units sold

                [*] % on net sales for the [*] units sold

                [*] % on any units sold over [*]

        The above royalty payment schedule is effective January 1, 1997 and will be paid quarterly. The existing royalty of [*]% shall be paid through December 31, 1996.

        For purposes of this section, "net wholesale price" is defined as the Gargoyles list wholesale price less dealer discounts.

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[*] Confidential Treatment Requested

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        6.      PAYMENTS OF ROYALTIES AND ACCOUNTING.

        (a) Gargoyles agrees to furnish Earnhardt no later than 10 days after the end of a quarter a full and accurate statement showing by glass the quantities, net billings and the royalty rate of glasses invoiced during the preceding quarter for all products covered by this agreement. Gargoyles shall pay to Earnhardt the royalty payments shown as due and owing on such statement within ten days of the issuance of each such statement.

        (b) Any royalty payments received more than ten days after the due date (the 15th day of each month following the quarter end) shall bear interest at the lesser of (i) [*] per annum, or (ii) the highest rate permitted by law.

        7. PERSONAL APPEARANCES. Earnhardt will be available for at least four hours as mutually scheduled by the parties for filming, photographic or recording sessions as may be reasonably necessary to produce packaging and radio, television, printed and other advertising and promotional materials for the Products in any form or medium (e.g., publicity photographs, advertisements, commercials, contests and film or other video footage) desired by and acceptable to Gargoyles. Gargoyles acknowledges that such autographed items and other results of such sessions may be used for promotional purposes only.

        In addition, Earnhardt will make one personal appearance (approximately two hours) each year in a limited, controlled access, secure area at such promotional event mutually agreed upon by Earnhardt and Gargoyles to assist Gargoyles in promoting Products at such event. Finally, each year Earnhardt will provide to Gargoyles upon request autographed promotional material such as but not limited to posters, etc. Gargoyles acknowledges the results of such sessions may only be used for the promotional purposes set forth in this agreement.

        8. PROMOTIONAL EFFORTS OF GARGOYLES AND EARNHARDT. Throughout the term of this Agreement, Gargoyles agrees to aggressively promote and market Earnhardt and his image in connection with the marketing of its Products. In addition, Gargoyles agrees to pursue and/or participate with other

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[*] Confidential Treatment Requested

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Earnhardt licensees in cross-promotional efforts related to the Products.
Throughout the term of this Agreement, Earnhardt will exert his best efforts to promote and publicize the Products; that Earnhardt will not disparage or criticize the Products; that Earnhardt will wear the Products at all times when it is convenient and appropriate for him; and that Earnhardt shall not publicly wear any sunglass products that have not been manufactured by Gargoyles.

        9. PERSONAL GLASSES. Gargoyles will make available to Earnhardt and his immediate family at no charge a reasonable number of Products for their personal use during the term of this Agreement.

        10. PRESS RELEASE. Upon the signing of this Agreement, Gargoyles will issue a press release announcing Gargoyles' and Earnhardt's renewed relationship. Gargoyles will provide Earnhardt the press release for review and approval before it is issued.

        11. REPRESENTATIONS AND WARRANTIES; INDEMNITY. Earnhardt represents to Gargoyles that: (a) he has full capacity, right and authority to enter into this Agreement and is legally bound hereby; and (b) there are no other agreements to which either Earnhardt is a party or bound that conflict with this Agreement or the ability of Earnhardt to perform under the terms of this Agreement. Gargoyles represents that it has the: (a) staff, knowledge, experience and financial ability to market the Products in a suitable commercial manner; and (b) the right and authority to enter into this Agreement and to be legally bound hereby.

        12. CONFIRMATION OF AUTHORITY. In the event that any manufacturer, advertiser or other person or entity questions the authority of Gargoyles to use Earnhardt's autograph, likeness, name or voice as authorized under this Agreement, Earnhardt shall promptly upon Gargoyles' request, execute such additional documents or make such communications as may be reasonably necessary to confirm Gargoyles' authority.

        13.     DEFAULT AND TERMINATION.


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                13.1    EVENTS OF DEFAULT. Either party may, in its discretion,
terminate this Agreement and/or exercise any other right or remedy available to it under applicable law, including, without limitation, the right to recover damages if the other party breaches or is in default in a material manner under any provision of this Agreement, and such material breach or default is not cured within ten (10) days after written notice thereof shall have been given to such defaulting party by the other party, which notice shall specify the event or events constituting the default or breach hereof.

                13.2 DEATH; DISABILITY. Gargoyles may terminate this Agreement by written notice to Earnhardt upon the occurrence of any of the following events: (a) the death of Earnhardt, (b) Earnhardt becomes the subject of any adverse publicity relating to alleged felony criminal activity or moral turpitude, such that Earnhardt's name and persona are no longer conducive to the promotion of the Products in the reasonable discretion of Gargoyles (c) Earnhardt does not drive NASCAR in the U.S. for a period of one year or more.

                13.3 POST TERMINATION. Upon the expiration or termination of this Agreement, the license set forth in Section 1 shall automatically terminate and, except as expressly provided herein, neither party shall have any further obligation, both in terms of payments (other than amounts earned hereunder before such termination) or performance, whatsoever under this Agreement.

        14. RIGHT OF FIRST APPROVAL. At least sixty (60) days before the expiration of the term of this Agreement, Gargoyles and Earnhardt shall begin discussions for a renewal of this Agreement. In the event the parties are unable to reach agreement, Earnhardt may negotiate an endorsement agreement with other sunglasses manufacturers but shall not enter into such agreement during the six
(6) month period after the expiration of the term without first providing Gargoyles the right to match the terms of such agreement. If Gargoyles elects to match such terms, Gargoyles and Earnhardt shall promptly enter into such agreement in lieu of Earnhardt entering into the agreement with such other manufacturer.

        15.     MISCELLANEOUS


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        15.1    RELATIONSHIP OF THE PARTIES.   The relationship of Earnhardt to
Gargoyles shall be that of an independent contractor, and all acts performed by Earnhardt pursuant to this Agreement during the term shall be deemed to be performed in its capacity as an independent contractor.

        15.2    NOTICES.   All notices or payments required or permitted
hereunder shall be deemed effective upon receipt and shall be given in writing and either (i) personally delivered (ii) sent by facsimile transmission, or
(iii) sent by registered or certified mail, postage prepaid, to the following fax numbers or addresses or at such other places as either party shall designate in writing:

        If to Earnhardt:        Don Hawk
                                Dale Earnhardt, Inc.
                                1675 Coddle Creek Hwy.
                                Mooresville, NC  28115
                                Phone 704-662-8000
                                Fax 704-663-7945



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                If to Gargoyles:       5866 S. 194th St.
                                       Kent, WA 98032
                                       Attn: Michael E. Burkette/Janice D. Gaub
                                       Phone: 206-872-6100
                                       Fax: 206-872-3317

        15.3    NO WAIVER.   The failure of either party hereto to insist at
any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement shall not impair any such right or remedy or be construed as a waiver or relinquishment thereof with respect to subsequent defaults. Every right and remedy given by this Agreement to the parties hereto may be exercised from time to time and as often as may be deemed expedient by the parties hereto, as the case may be.

        15.4    ENTIRE AGREEMENT.   This Agreement contains the entire
agreement between the parties, and supersedes all prior understandings, agreements or arrangements, oral or written, between the parties, with respect to the subject matter hereof. This Agreement shall not be modified or amended except by written instrument signed by both parties. This Agreement shall be binding upon and inure to the benefit of the heirs, personal representative, estate, successors and assigns of the parties.

        15.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES.

        15.6    ATTORNEYS' FEES.   In the event either party brings an action
to enforce this Agreement, the prevailing party in such action shall be entitled to recover from the other all costs and disbursements incurred in connection therewith, including reasonable attorneys' fees.



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        15.7    APPROVALS.   All approvals and consents required under this
Agreement shall not be unreasonable withheld and must be requested and responded to in writing.

        15.8    COUNTERPARTS.   This Agreement may be executed in counterparts,
each of which shall be an original, but all of which together shall constitute but one and the same instrument.





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                IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date and year first above written.

                                        GARGOYLES:

                                        Gargoyles, Inc.


     /s/  Don Hawk                    BY:   /s/  Douglas B. Hauff
- ---------------------------------        --------------------------------
By Don Hawk                                 Douglas B. Hauff, President
President
Dale Earnhardt, Inc.
for Dale Earnhardt



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                                 AMENDMENT NO. 1

         THIS AMENDMENT NO. 1 (the "Amendment"), dated as of 11-3-95, 1995 is made and entered into by and between Dale Earnhardt, an individual, ("Earnhardt") and Gargoyles, Inc., a Washington corporation, ("Gargoyles").

                                    RECITALS

         A. On or about July 13, 1994, Earnhardt and Gargoyles entered into an agreement (the "Original Agreement") under which Earnhardt endorsed and promoted certain Gargoyles' sunglasses as described therein.

         B. The term of the Original Agreement expires on July 31, 1995. Earnhardt and Gargoyles want to extend the term of the Original Agreement to July 31, 1996.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and covenants contained herein, and other valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Earnhardt and Gargoyles agree as follows:

1.       EXTENSION

         The expiration date of the term of the Original Agreement is hereby extended from July 31,1995 to July 31, 1996.

2.       TERMS OF THE EXTENSION

         The terms and conditions set forth in the Original Agreement for the initial term shall also apply to the August 1, 1995 through July 31, 1996 period, except that the initial [*] installment of the [*] guarantee against royalties under Section 6 of the Original Agreement for the August 1, 1995 through July 31, 1996 period shall be made by Gargoyles to Earnhardt on or before August 1, 1995 and the subsequent installments shall be made on the first day of each quarter thereafter.

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3.       SURVIVAL

         The terms and conditions of the Original Agreement, as amended in this Amendment, remain in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date and year first above written.

                                             Gargoyles, Inc.

         /s/ Dale Earnhardt                  By /s/ Douglas B. Hauff
         ------------------                     --------------------------------
         Dale Earnhardt                             Douglas B. Hauff, President


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                                    AGREEMENT

         THIS AGREEMENT ("Agreement"), dated as of 7-13-, 1994 is made and entered into by and between Dale Earnhardt, an individual (Earnhardt) and Gargoyles, Inc., a Washington corporation ("Gargoyles").

                                    RECITALS

         WHEREAS, Gargoyles wishes to obtain the exclusive services of Earnhardt for marketing of sunglasses; and

         WHEREAS, Earnhardt wishes to assist Gargoyles in the marketing of its products;

         NOW, THEREFORE, in consideration of the premises and covenants contained herein, and other valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows;

1.       TERRITORY

         This Agreement shall cover the marketing, sales and distribution of the products which are the subject of this Agreement worldwide.

2.       TERM

         This Agreement shall commence upon execution and expire July 31st, 1995.

3.       REPRODUCTION AND DISTRIBUTION APPROVAL OF ADVERTISING

         Gargoyles shall produce advertising materials using Earnhardt and the glasses developed under this Agreement. Prior to commercial production and distribution of any such advertising materials (defined as printads, posters, counter cards, catalogs, and promotional material) Gargoyles shall submit to Earnhardt for his review and written approval each piece of advertising material containing his image and/or name.

4.       DALE EARNHARDT GLASSES

         Gargoyles will create two special Dale Earnhardt glasses for sale at retail. The first glass will be a customized Premier Gargoyle and the second glass will be a special Dale Earnhardt Gold Medalist. Earnhardt will have final approval on any glass developed.


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5.       ROYALTY PAYMENT

         Gargoyles agrees to pay to Earnhardt royalty payments in an amount equal to [*] of the net wholesale selling price of all Dale Earnhardt glasses sold. Gargoyles, in its sole discretion, shall set the price for the Dale Earnhardt glasses sold. The parties acknowledge that a substantial quantity of the glasses (not to exceed [*] of total production) will be given away at no charge to customers as samples, for promotional and display purposes and salesman samples. No royalties shall be payable on such promotional glasses. Gargoyles shall begin paying royalties no later than 60 days after approval of the Dale Earnhardt glasses by Earnhardt.

6.       GUARANTEE TO EARNHARDT

         Gargoyles agrees that Earnhardt will be paid a minimum of [*]. Payments shall be made quarterly as follows:

                    [*] upon execution of the Agreement
                    [*] beginning the second quarter
                    [*] beginning the third quarter
                    [*] beginning the fourth quarter

         Agreement to commence no later than July 30, 1994.

7.       PAYMENTS OF ROYALTIES AND ACCOUNTING

         (a) Gargoyles agrees to furnish Earnhardt no later than the fifteenth
(15th) day of each month a full and accurate statement showing by glass the quantities, net billings and the royalty rate of glasses invoiced during the preceding month for all Products covered by this Agreement. Gargoyles shall pay to Earnhardt the Royalty Payments shown as due and owning on such statement within ten days of the issuance of each such statement.

         (b) Any Royalty Payments received more than ten days after the due date (the 15th day of each month) shall bear interest at the lesser of (i) [*] ([*]) per annum, or (ii) the highest rate permitted by law.

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8.       PERSONAL APPEARANCES

         (a) Earnhardt shall be available for a photographic session session time and location upon mutual agreement of both parties as may be reasonably necessary to produce advertising material acceptable to Gargoyles. The photographic session for the purposes of obtaining photographs to be utilized in the promotion of the Products which are the subject of this Agreement. No pictures or images of Earnhardt shall be used unless approved by Earnhardt, such decision to be made within ten business days after they are submitted to Earnhardt for approval. Gargoyles acknowledges that such photographs or images of Earnhardt may only be utilized for the purposes outlined herein and during the term of this Agreement.

9.       PROMOTIONAL EFFORTS OF EARNHARDT

         Throughout the term of this Agreement, Earnhardt agrees that he shall exert his best efforts to promote and publicize the eyewear products which are the subject of this Agreement; that he shall never disparage or criticize said products; that he shall wear Gargoyles eyewear products at all times when it is convenient and appropriate for him to do so; and that he shall not publicly wear any eyewear products that have not been manufactured by Gargoyles. In addition, Earnhardt will use his best efforts to use Gargoyles products in his advertising and commercials where such eyewear products are appropriate.

10.      PERSONAL GLASSES FOR EARNHARDT

         Gargoyles will make available to Earnhardt at no charge a reasonable number of glasses for his personal use during the term of this Agreement.

11.      PRESS RELEASE

         The parties agree that upon signing of this Agreement, Gargoyles will issue a press release announcing Gargoyles and Earnhardt's new relationship. Gargoyles will provide Earnhardt the press release for review and approval before it is issued.

12.      REMEDIES UPON AN EVENT OF DEFAULT

         Upon the occurrence of any default by either party and at any time thereafter, both parties, in their discretion, do any one or more of the following: (a) terminate this Agreement, at which time neither party shall have any further obligation, both in terms of payments or performance, whatsoever under this Agreement or (b) exercise any other right or remedy available to it under applicable law, including, without limitation, the right to recover damages for breach hereof.

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13.      RIGHT OF FIRST APPROVAL

         Sixty days prior to the termination of this contract, Earnhardt and Gargoyles shall begin discussions for an option year to begin August 1st, 1995. In the event Earnhardt and Gargoyles cannot come to a mutually agreeable contract, Earnhardt will be free to negotiate with other sunglass manufacturers. However, Gargoyles shall retain the right to match any offer given to Earnhardt for a period of one year after the termination of this Agreement.

14.      NOTICES

         All notices required or permitted hereunder shall be deemed effective upon receipt and shall be given in writing and personally delivered or sent by registered or certified mail, postage prepaid, to the following addresses or at such other places as either party shall designate in writing:

         If to Earnhardt            Dale Earnhardt Inc. c/o Don Hawk
                                    Rt 10 Box 595 B
                                    Mooresville, N.C. 28115

         If to Gargoyles            5866 South 194th
                                    Kent, Wa   98032
                                    Attn:  Doug Hauff

15.      ENTIRE AGREEMENT

         This Agreement contains the entire Agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings, agreements or arrangements, oral or written, between the parties.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date and year first above written.

         DATED this 7-13 day of 7-13 1994.

                                              by /s/ Dale Earnhardt
                                                 ------------------------
                                                 Dale Earnhardt

                                              GARGOYLES, INC.

                                              by /s/ Douglas B. Hauff
                                                 ------------------------
                                                 Douglas B. Hauff, President

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